EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No. 333-237504 on Form S-3; of our report dated January 29, 2020 (April 28, 2020 as to the reclassification of segment information as described in Notes 1, 2, 8 and 16), relating to the financial statements of Northrop Grumman Corporation and subsidiaries, appearing in this Current Report on Form 8-K of Northrop Grumman Corporation dated April 29, 2020.

/s/ Deloitte & Touche LLP
McLean, Virginia
April 28, 2020